SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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ANGELICA CORPORATION

(Name of Registrant as Specified in Its Charter)

STEEL PARTNERS II, L.P. STEEL PARTNERS, L.L.C. WARREN G. LICHTENSTEIN JAMES HENDERSON JOHN QUICKE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Steel Partners II, L.P. (“Steel”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies in favor of certain proposals to amend the Restated Articles of Incorporation of Angelica Corporation (the “Company”) and for the election of its two director nominees at the Company’s 2006 annual meeting of shareholders (the “Annual Meeting”). Steel has not yet filed a proxy statement with the SEC in connection with the Annual Meeting.

Item 1: On March 31, 2006, Steel issued the following press release.

FOR IMMEDIATE RELEASE

Steel Partners II, L.P. demands shareholder list from Angelica Corporation

Cites board entrenchment and suppression of shareholder rights

New York, March 31 /PRNewswire/ -- Steel Partners II, L.P., the holder of 19.9% of the outstanding common shares of Angelica Corporation (“Angelica” or “the Company”) (NYSE-AGL), announced today that it has formally demanded a shareholder list from Angelica in order to communicate with other shareholders regarding their investment in the Company.

Steel Partners has already submitted to Angelica’s board several corporate governance proposals and has nominated two candidates for election to the board at the 2006 Annual Meeting of Shareholders.

Warren Lichtenstein, principal of Steel Partners, stated:

“On February 7, Angelica issued a press release claiming that its board members “...have proud and proven records of....protecting shareholder rights.” Six weeks later the board unilaterally eliminated the right of holders of at least 50% of the Company’s outstanding shares to call a special meeting.

“It’s no surprise that this attack on shareholder rights was not accompanied by another press release but simply filed as a Form 8-K with the SEC. Obviously the board saw little benefit in bringing to their shareholders’ attention the fact that they had just eliminated an important part of their franchise.

“This is the second entrenchment maneuver undertaken by the Angelica board since the so-called “special independent committee” was formed by the board, purportedly for the purpose of dealing with issues raised by Steel Partners. In addition to the elimination of the right of shareholders to call a special meeting, the board has amended the bylaws in order to allow directors appointed by the board to avoid having to stand for election by the shareholders at the following annual meeting, thereby avoiding accountability. This allows directors not elected by the shareholders to serve on the board, in some cases, for up to three years without facing a shareholder vote. Up until January 2006, any board-appointed director would have had to face a shareholder vote at the following annual meeting, regardless of his or her term on the staggered board.

“We note that the board has not yet announced the date of its 2006 Annual Meeting of Shareholders. We are concerned that by amending the bylaws to allow board-appointed directors to avoid having to stand for election at the following annual meeting as well as to eliminate the ability of shareholders to call a special meeting, the board may be laying a foundation for delaying the 2006 Annual Meeting. We call upon the board to announce the date of the 2006 Annual Meeting as soon as possible.”

Mr. Lichtenstein continued:

“In its February 7 release, Angelica attempted to portray Steel Partners as the solitary shareholder that had serious problems with its board. Why then did the board need to eliminate a bylaw provision that required holders of at least half the outstanding shares to call a special meeting? We believe the board is concerned that many more holders other than just Steel Partners are unsatisfied with the management and corporate governance policies of the Company. And for good reason, in our opinion,

The Time Has Come For Annual Elections

-- And Annual Accountability --

Of Angelica’s Full Board of Directors

Angelica’s corporate governance guidelines provide for a yearly evaluation of the board’s performance. Unfortunately, that review is performed by the board itself, not by the shareholders. We have absolutely no confidence that a board that lauds itself (through its Chairman) for “protecting shareholder rights” shortly before eliminating some of those rights will provide the kind of rigorous self-evaluation necessary to improve corporate governance and enhance shareholder value. That is why we believe Angelica’s full board should be subject to evaluation and election by its shareholders on a yearly basis and that the staggered board -- which in our opinion is primarily an entrenchment device-- should be eliminated.

Perhaps Mr. Ronald Kruszewski, head of the “special independent committee”, should ask the other two members of his committee why they serve (in their sole other disclosed public company directorships) as directors for two separate public companies that both elect their full boards annually but would continue to deny Angelica shareholders that same right.

The de-staggering of the board is one of several corporate governance reforms that Steel Partners believes should be implemented at Angelica, and one that Steel Partners has encouraged at other public companies as well. Steel Partners plans to communicate with shareholders in the near future regarding its views on Angelica’s management, board and corporate governance policies.”

Contact: Jack Howard (212) 520-2300

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Steel Partners II, L.P. (“Steel Partners”), together with the other Participants (as defined below), intend to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit votes for the election of its slate of director nominees at the 2006 annual meeting of shareholders of Angelica Corporation, a Missouri corporation (the “Company”), which has not yet been scheduled.

STEEL PARTNERS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY STATEMENT WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, MORROW & CO., INC., AT ITS TOLL-FREE NUMBER: (800) 654-2468.

The participants in the proxy solicitation are anticipated to be Steel Partners, Steel Partners, L.L.C. (“Partners LLC”), Warren G. Lichtenstein, Jack Howard and John Quicke (collectively, the “Participants”). As of the close of business on March 30, 2006, Steel Partners beneficially owned 1,847,250 shares of common stock of the Company (the “Shares”), constituting approximately 19.9% of the Shares outstanding. As the general partner of Steel Partners, Partners LLC may be deemed to beneficially own the 1,847,250 Shares owned by Steel Partners, constituting approximately 19.9% of the Shares outstanding. As the sole executive officer and managing member of Partners LLC, which in turn is the general partner of Steel Partners, Mr. Lichtenstein may be deemed to beneficially own the 1,847,250 Shares owned by Steel Partners, constituting approximately 19.9% of the Shares outstanding. Mr. Lichtenstein has sole voting and dispositive power with respect to the 1,847,250 Shares owned by Steel Partners by virtue of his authority to vote and dispose of such Shares. Currently, Messrs. Howard and Quicke do not beneficially own any Shares.